                                                                      Exhibit 19


DELOITTE & TOUCHE LLP
[LOGO]                        --------------------------------------------------
                              250 East Fifth Street   Telephone: (513) 784-7100
                              P.O. Box 5340
                              Cincinnati, Ohio 45201-5340




INDEPENDENT ACCOUNTANTS' REPORT


To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of March 31, 1998 and 1997 and the related condensed statements of operations, stockholders' equity and cash flows for the three months and nine months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of the Company as of June 30, 1997, and the related statement of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 29, 1997, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 1997 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

April 27, 1998

-----------------
DELOITTE & TOUCHE
TOHMATSU
-----------------

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
MARCH 31, 1998, JUNE 30, 1997 AND MARCH 31, 1997
--------------------------------------------------------------------------------

                                                 MARCH 31,                     MARCH 31,
ASSETS                                             1998          JUNE 30,        1997
                                                (UNAUDITED)        1997       (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents (Note 2)             $  702,101      $ 440,500      $ 313,169
  Marketable securities (Notes 3,5)                 902,889        363,095        537,061
  Accounts receivable, trade - (Net of
    allowance of $62,748, $37,604 and
    $58,030 at March 31, 1998, June 30, 1997,
     and March 31, 1997, respectively) (Note 2)     872,448        973,948        984,945
  Inventory (Note 2)                                 76,204        101,415        158,830
  Prepaid expenses                                   13,213         19,783         25,552
                                                 ----------     ----------     ----------
           Total current assets                   2,566,855      1,898,741      2,019,557
                                                 ----------     ----------     ----------
FIXED ASSETS (Note 2):
  Equipment                                         655,623        632,489        602,263
  Furniture and fixtures                            146,592        120,269        125,372
                                                 ----------     ----------     ----------
           Total                                    802,215        752,758        727,635
  Less accumulated depreciation                    (747,923)      (608,423)      (480,120)
                                                 ----------     ----------     ----------
           Total fixed assets - net                  54,292        144,335        247,515
                                                 ----------     ----------     ----------
  Software development costs - net (Note 2)         388,311        358,330        340,550
                                                 ----------     ----------     ----------

TOTAL                                            $3,009,458     $2,401,406     $2,607,622
                                                 ==========     ==========     ==========



CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
MARCH 31, 1998, JUNE 30, 1997 AND MARCH 31, 1997
--------------------------------------------------------------------------------

                                                  MARCH 31,                       MARCH 31,
LIABILITIES AND                                     1998           JUNE 30,         1997
STOCKHOLDERS' EQUITY                             (UNAUDITED)         1997        (UNAUDITED)

CURRENT LIABILITIES:
  Accounts payable                               $   258,849     $   533,103    $   747,805
  Accrued liabilities:
    Accrued salaries                                 211,451         104,880        129,696
    Accrued payroll taxes                             14,325           2,956          2,239
    Accrued vacation                                  89,907          82,699         77,728
    Other                                            202,840         179,344        157,249
  Current portion of note payable (Note 5)                            30,000         85,000
  Deferred maintenance revenue (Note 2)              369,953         176,325        173,363
                                                 -----------     -----------    -----------
           Total current liabilities               1,147,325       1,109,307      1,373,080
                                                 -----------     -----------    -----------
STOCKHOLDERS' EQUITY (Notes 1, 6, 7):
  Common stock                                     8,982,842       8,982,842      8,982,842
  Contributed capital                                675,757         675,757        675,757
  Treasury stock                                      (2,290)         (2,290)        (2,290)
  Accumulated deficit                             (7,794,176)     (8,364,210)    (8,421,767)
                                                 -----------     -----------    -----------
           Total stockholders' equity              1,862,133       1,292,099      1,234,542
                                                 -----------     -----------    -----------
TOTAL                                            $ 3,009,458     $ 2,401,406    $ 2,607,622
                                                 ===========     ===========    ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.


STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS AND NINE-MONTHS ENDED MARCH 31, 1998 AND 1997
-------------------------------------------------------------------------------

                                               FOR THE THREE-MONTHS ENDED                FOR THE NINE-MONTHS ENDED
                                                        MARCH 31,                                 MARCH 31,
                                               --------------------------                -------------------------
                                                 1998              1997                  1998               1997

NET SALES (Note 2)                            $2,067,308         $ 1,934,725          $6,745,279         $ 5,062,611
COST OF PRODUCTS SOLD                            296,564             261,796           1,035,446             663,752
INCREASE IN RESERVE FOR
OBSOLETE INVENTORY (Note 2)                       10,500             824,385              28,000             824,385
AMORTIZATION AND WRITE-OFF
  OF SOFTWARE DEVELOPMENT
  COSTS (Note 2)                                  36,000              62,272             108,000             107,514
LICENSING FEES (Note 2)                          403,604             386,728           1,197,504             982,895
                                              ----------         -----------          ----------         -----------
GROSS PROFIT                                   1,320,640             399,544           4,376,329           2,484,065
RESEARCH AND DEVELOPMENT                         134,057              98,395             408,825             305,578
SELLING, GENERAL AND
  ADMINISTRATIVE (Notes 2, 4)                  1,132,700           1,192,714           3,424,423           3,522,885
                                              ----------         -----------          ----------         -----------
INCOME/(LOSS) FROM OPERATIONS                     53,883            (891,565)            543,081          (1,344,398)
OTHER INCOME                                      12,090               7,184              26,953              22,934
                                              ----------         -----------          ----------         -----------
NET INCOME/(LOSS)                             $   65,973         $  (884,381)         $  570,034         $(1,321,464)
                                              ==========         ===========          ==========         ===========
BASIC AND DILUTED EARNINGS
  (LOSS) PER COMMON SHARE (Notes 1,6)         $     0.01         $     (0.07)         $     0.05         $     (0.11)
                                              ==========         ===========          ==========         ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 1998 AND 1997
-------------------------------------------------------------------------------


                                    COMMON                                                                       TOTAL
                                     STOCK          CONTRIBUTED         TREASURY         ACCUMULATED         STOCKHOLDERS'
                                 NO PAR VALUE         CAPITAL             STOCK             DEFICIT             EQUITY

BALANCE AT JUNE 30, 1996          $8,982,580          $675,757          $(2,290)         $(7,100,303)        $ 2,555,744

SALE OF COMMON STOCK                     262                                                                         262

NET LOSS                                                                                  (1,321,464)         (1,321,464)
                                  ----------          --------          -------          -----------         -----------

BALANCE AT MARCH 31, 1997         $8,982,842          $675,757          $(2,290)         $(8,421,767)        $ 1,234,542
                                  ==========          ========          =======          ===========         ===========

BALANCE AT JUNE 30, 1997          $8,982,842          $675,757          $(2,290)         $(8,364,210)        $ 1,292,099

NET INCOME                                                                                   570,034             570,034
                                  ----------          --------          -------          -----------         -----------

BALANCE AT MARCH 31, 1998         $8,982,842          $675,757          $(2,290)         $(7,794,176)        $ 1,862,133
                                  ==========          ========          =======          ===========         ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 1998 AND 1997
-------------------------------------------------------------------------------

                                                                                 1998                 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                          $  570,034          $(1,321,464)
                                                                             ----------          -----------
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation                                                                139,500               85,936
    Amortization and write-off of software development costs                    108,000              107,514
    Reserve for obsolete inventory                                               28,000              824,385
    Provision for doubtful accounts                                              25,144                4,304
    Changes in assets and liabilities:
      Decrease in accounts receivable                                            76,356              162,221
      (Increase) decrease in inventory                                           (2,789)              26,745
      (Increase) decrease in prepaid expenses                                     6,570               (7,327)
      Increase (decrease) in accounts payable                                  (274,254)              98,534
      Increase in accrued expenses                                              148,644               81,629
      Increase in deferred maintenance revenue                                  193,628               32,696
                                                                             ----------          -----------
           Total adjustments                                                    448,799            1,416,637
                                                                             ----------          -----------
           Net cash provided by operating activities                          1,018,833               95,173
                                                                             ----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  (Purchase of) proceeds from marketable securities                            (539,794)             233,330
  Purchase of fixed assets                                                      (49,457)             (29,178)
  Expenditures for software development costs                                  (137,981)            (144,859)
                                                                             ----------          -----------
           Net cash provided by (used in) investing activities                 (727,232)              59,293
                                                                             ----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock                                                                     262
  Payment on notes payable                                                      (30,000)             (45,000)
                                                                             ----------          -----------
           Net cash used in financing activities                                (30,000)             (44,738)
                                                                             ----------          -----------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                                   261,601              109,728

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                           440,500              203,441
                                                                             ----------          -----------

  End of period                                                              $  702,101          $   313,169
                                                                             ==========          ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 1997 AND AS OF MARCH 31, 1998 AND 1997 AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND NINE-MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)
--------------------------------------------------------------------------------

1.    INITIAL PUBLIC OFFERING

      In January 1994, Cintech Tele-Management Systems, Inc. (the "Company") completed its initial public offering of 2,181,820 shares of common stock. The Company's shares are traded on the Toronto Stock Exchange (TSE) under the symbol "CTM".

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. Cintech has key strategic product partnerships with Nortel and NEC America, and extensive distribution capabilities with product sold through Nortel and NEC's direct sales organizations as well as their authorized distributors throughout North America.

      BASIS OF PRESENTATION - The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 1997 included in these financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

      Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FINANCIAL STATEMENT PRESENTATION - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 9.

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Prior to April, 1997 depreciation was computed using the following useful lives:

           Equipment                                               5 years
           Furniture and Fixtures                                  7 years

      Effective April 1, 1997, the Company adopted a three-year amortization period for all computer equipment. The change in service life was applied on a prospective basis.

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. In Fiscal 1997, due to slower than expected sales, the Company decided to record a reserve for OCTUS PCTA inventory. This reserve represents essentially the entire cost of the OCTUS PCTA-related retail product inventory. Inventories consist of:

                                                               MARCH 31,         JUNE 30,        MARCH 31,
                                                                 1998             1997             1997

Literature and other documentation                             $ 43,505         $ 39,176         $ 36,792
Computer hardware                                               948,022          958,173          995,706
Allowance for obsolete inventory                               (915,323)        (895,934)        (873,668)
                                                               --------        ---------        ---------
Total inventory                                                $ 76,204        $ 101,415        $ 158,830
                                                               ========        =========        =========

     SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry. The Company had sales to major distributors, as follows:

                          SALES FOR THE THREE-MONTHS ENDED MARCH 31, SALES FOR THE NINE-MONTHS ENDED MARCH 31,
                                 1998                 1997                  1998                 1997
                          -------------------- --------------------  ------------------- ----------------------
                             AMOUNT       %        AMOUNT       %         AMOUNT      %         AMOUNT       %

Distributor A              $1,207,027     58 %   $1,175,150     61 %    $3,717,906    55 %    $2,809,490    56 %
Distributor B                 198,793     10 %                             658,046    10 %
                           ----------     --     ----------     --      ----------    --      ----------    --

Total                      $1,405,820     68 %   $1,175,150     61 %    $4,375,952    65 %    $2,809,490    56 %
                           ==========     ==     ==========     ==      ==========    ==      ==========    ==

     The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                              PERCENT OF
                                                                GROSS
                                                               ACCOUNTS
                                                DISTRIBUTORS  RECEIVABLE
March 31, 1998                                        2           73 %
June 30, 1997                                         2           74 %
March 31, 1997                                        1           66 %

      INTERNATIONAL SALES - The Company had international sales as follows:

                    SALES FOR THE THREE-MONTHS                            SALES FOR THE NINE-MONTHS
                           ENDED MARCH 31,                                     ENDED MARCH 31,
          -------------------------------------------------  ----------------------------------------------------
                   1998                      1997                      1998                       1997
          -----------------------   -----------------------  -------------------------  -------------------------
                 AMOUNT        %          AMOUNT         %           AMOUNT         %           AMOUNT         %

Canada          $ 13,145       1 %       $ 27,654        1 %        $ 96,439        1 %        $ 93,480        2 %
Other              4,225                                              40,368        1 %          27,870
                --------       -         --------        -         ---------        -         ---------        -
Total           $ 17,370       1 %       $ 27,654        1 %       $ 136,807        2 %       $ 121,350        2 %
                ========       =         ========        =         =========        =         =========        =

     SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

     Costs capitalized were $51,381 and $51,977 and related amortization was $36,000 and $35,687 for the three-months ended March 31, 1998 and 1997, respectively. Costs capitalized were $137,981 and $144,859 and related amortization was $108,000 and $80,929 for the nine-months ended March 31, 1998 and 1997, respectively. Write-offs of capitalized costs were $26,585 in the three months ended March 31, 1997.

     LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on all software sales made by the distributors. This license fee is for the distribution of the Company's products.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING CHANGES - In 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, result of operations or cash flows. Additionally, in 1997, FASB issued Statement No. 128, "Earnings Per Share," which revises the manner in which earnings per share is calculated. The statement was adopted during the quarter ending December 31, 1997 and has been reflected within the accompanying financial statements. Earnings per share of prior periods have been restated. See
      Note 6.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal year 1997 amounts have been reclassified in order to conform to fiscal year 1998 presentation.

3.    MARKETABLE SECURITIES

      The Company maintains various investments in treasury bills and bonds which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                                                      NET
                                                                   AMORTIZED                      UNREALIZED
      DESCRIPTION                                                    COST           MARKET           GAIN

      March 31, 1998 - U. S. Treasury Bills/Federal Bonds          $ 902,889       $ 909,302       $ 6,413
                                                                   ==========      ==========      ========

      June 30, 1997 - United States Treasury Bills                 $ 363,095       $ 372,677       $ 9,582
                                                                   ==========      ==========      ========

      March 31, 1997 - United States Treasury Bills                $ 537,061       $ 550,461       $13,400
                                                                   ==========      ==========      ========

4.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

      Period Ending March 31:
       1999                                                       $ 205,000
       2000                                                         206,250
       2001                                                         220,000
       2002                                                         220,000
       2003                                                          18,333

      Rent expense for the leased office space was $73,277 in each of the three-month periods ended March 31, 1998 and 1997. Rent expense for the leased office space was $219,829 in the nine-month periods ended March 31, 1998 and 1997.

5.   NOTE PAYABLE

     Note Payable consisted of the following at March 31, 1998, June 30, 1997, and March 31, 1997, respectively:

                                               MARCH 31,     JUNE 30,      MARCH 31,
                                                 1998          1997           1997

Term Note Payable - Bank                        $           $30,000          $45,000
Term Note Payable - Third Party                                               40,000
                                                -------     -------          -------

                                                $           $30,000          $85,000
                                                =======     =======          =======

      The Term Note Payable - Bank bore interest at the prime lending rate (8.25%) and was paid in full, principal and interest, on December 19, 1997. The note was secured by various securities on deposit with the bank.

      The Term Note Payable - Third Party bore interest at 6% and was paid in full, principal and interest, on May 13, 1997.

6.    CAPITAL STOCK AND INCOME (LOSS) PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                                 COMMON                             IN
                                              AUTHORIZED         ISSUED         OUTSTANDING      TREASURY

      Balance at March 31, 1998              15,000,000        12,281,751       12,279,751         2,000
                                             ===========       ===========      ===========        =====

      Balance at June 30, 1997               15,000,000        12,281,751       12,279,751         2,000
                                             ===========       ===========      ===========        =====

      Balance at March 31, 1997              15,000,000        12,281,751       12,279,751         2,000
                                             ===========       ===========      ===========        =====

      Income (loss) per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed in 1997 as the effect is antidilutive.

   In accordance with FASB No. 128 "Earning Per Share," the Company's basic and diluted earning per share were determined as follows:

                                   THREE-MONTHS ENDED                    THREE-MONTHS ENDED
                                      MARCH 31, 1998                        MARCH 31, 1997
                            ----------------------------------- ---------------------------------------
                              INCOME       SHARES     PER SHARE INCOME (LOSS)     SHARES     PER SHARE
                            (NUMERATOR)(DENOMINATOR)   AMOUNT    (NUMERATOR)  (DENOMINATOR)   AMOUNT
BASIC EPS
Income (loss) available to
  common stockholders         $ 65,973     12,279,751      $ 0.01  $ (884,381)    12,279,498      $ (0.07)

EFFECT OF DILUTIVE SECURITIES

Stock options                                 133,210
                              --------     ----------      ------  ----------     ----------      -------

DILUTED EPS

Income (loss) available to
  common stockholders
  and assumed conversions     $ 65,973     12,412,961      $ 0.01  $ (884,381)    12,279,498      $ (0.07)
                              =========    ===========     ======= ============   ===========     ========

                                    NINE-MONTHS ENDED                        NINE-MONTHS ENDED
                                      MARCH 31, 1998                           MARCH 31, 1997
                            --------------------------------------   ------------------------------------
                              INCOME       SHARES     PER SHARE       INCOME         SHARES     PER SHARE
                            (NUMERATOR)(DENOMINATOR)   AMOUNT       (NUMERATOR)  (DENOMINATOR)   AMOUNT
BASIC EPS
Income (loss) available to
  common stockholders        $ 570,034     12,279,751      $ 0.05    $(1,321,464)    12,279,498      $ (0.11)

EFFECT OF DILUTIVE SECURITIES

Stock options                                 111,542
                             ---------     ----------      ------     -----------    ----------      -------

DILUTED EPS

Income (loss) available to
  common stockholders
  and assumed conversions    $ 570,034     12,391,293      $ 0.05     $(1,321,464)   12,279,498      $ (0.11)
                             ==========    ===========     ======     ============   ===========     ========


7.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a four-year period. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant. As of December 31, 1997, the Company granted an additional 350,755 stock options at a price equal to the market value at the date of the grant. The options carry the same vesting and expiration terms as all post 1994 options defined above.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 1997 and 1996, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 1997 annual report.

8.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:

                                             MARCH 31,          JUNE 30,           MARCH 31,
                                               1998               1997               1997
Current deferred tax asset:
  Deferred revenue                          $   125,784        $    59,951        $    58,943
  Inventory reserve                             311,210            304,617            280,291
  Accrued compensation                            8,197              7,581              8,086
  Reserves not currently deductible              21,334             12,785             25,283
  Accrued rent                                   27,565             23,629             22,026
                                            -----------        -----------        -----------
           Total                                494,090            408,563            394,629
  Less valuation allowance                     (494,090)          (408,563)          (394,629)
                                            -----------        -----------        -----------

Net                                         $        --        $        --        $        --
                                            ===========        ===========        ===========

Non-current deferred tax asset:
  Net operating loss carryforward           $ 2,032,271        $ 2,312,046        $ 2,347,134
  Research and development credits              173,375            156,725            151,175
                                            -----------        -----------        -----------
           Total                              2,205,646          2,468,771          2,498,309
Non-current deferred tax liability:
  Deferred software development costs          (132,026)          (121,832)          (124,826)
                                            -----------        -----------        -----------
  Net non-current deferred tax asset          2,073,620          2,346,939          2,373,483
  Less valuation allowance                   (2,073,620)        (2,346,939)        (2,373,483)
                                            -----------        -----------        -----------

Net                                         $        --        $        --        $        --
                                            ===========        ===========        ===========

      The provision for income taxes for the three-months and nine-months ended March 31, 1998 and 1997 consists of the following:

                                       FOR THE THREE-MONTHS            FOR THE NINE-MONTHS
                                          ENDED MARCH 31,                 ENDED MARCH 31,
                                   --------------------------       --------------------------
                                     1998            1997              1998             1997

Current provision                  $     --        $      --        $      --        $      --
Deferred provision (benefit)         11,344         (303,674)         167,402         (472,925)
                                   --------        ---------        ---------        ---------
           Total                     11,344         (303,674)         167,402         (472,925)
(Decrease) increase in
   the valuation allowance          (11,344)         303,674         (167,402)         472,925
                                   --------        ---------        ---------        ---------

Income tax expense                 $     --        $      --        $      --        $      --
                                   ========        =========        =========        =========

      At March 31, 1998, the Company has net operating loss carryforwards of approximately $5,977,300 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at March 31, 1998, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $173,375 which will begin to expire in 2002.

9. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the periods presented, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. The difference does not have a material effect on the reported income (loss) nor the earnings (loss) per share calculation.


                                   * * * * * *